EXHIBIT 99
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                                  Press Release
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PALM BEACH GARDENS, FLORIDA, DECEMBER 22, 1998...ADMIRALTY BANCORP, INC. (NASDAQ
NM: AAABB) parent company of Admiralty Bank today announced that due to certain nonrecurring charges to be recognized in the fourth quarter, continuing expansion costs and reserve expenses associated with the Company's rapidly growing loan portfolio, it will incur a loss for the year ended December 31, 1998. The Bank's core operations remain profitable, however.

The Company anticipates that it will incur expenses connected to write downs of fixed assets in the Company's old Jupiter branch which are not being used in the new, expanded branch and write downs of other fixed assets. The Company is also recognizing increased expense for amortization of premium on its SBA loan portfolio due, in part, to increasing prepayments in the current low interest rate environment. In addition, as the Company's loan portfolio has grown, the Company has continued to provide normal reserve provisions to maintain its allowance for loan losses at a level deemed appropriate by management. During the second half of 1998, the Company's ratio of nonperforming assets to total loans declined from 4.74% at June 30, 1998 to 0.38% at November 30, 1998. The expense for the loan loss provisions must be recognized currently, although the income from the newly booked loans will be recognized as it accrues. As a result, the substantial increase in assets brought about by the new management team will not benefit earnings until 1999. Finally, the Company has also incurred increased compensation expense during the second half of 1998 as the Company hired Ward Kellogg and his team of community bankers. The impact of this added expense should be lower in 1999 as the income from the expanded loan portfolio developed by new management is recognized.

Mr. Bruce A. Mahon, Chairman of the Board of Admiralty Bancorp, stated, "The investments we have made and the expenses we have incurred in the second half of 1998 will position us for strong performance in 1999. From June 30, 1998 through November 30, 1998, our loan portfolio has increased by over 75%, while problem loans decreased substantially during the last six months of 1998. Our new management team has already proven the ability to grow our bank."

Admiralty Bancorp, Inc. is the holding company for Admiralty Bank, a Florida state chartered commercial bank, providing a wide range of business and consumer financial services through its main office in Palm Beach Gardens, Florida and its three branch offices located in Juno Beach, Boca Raton and Jupiter, Florida.